APPOINTMENT AND STANDSTILL AGREEMENT

THIS APPOINTMENT AND STANDSTILL AGREEMENT (this “Agreement”), dated December 14, 2017, is entered into by and among Cannell Capital, LLC (“Cannell Capital”), J. Carlo Cannell (“Mr. Cannell”, and together with Cannell Capital, the “Cannell Group”), and Health Insurance Innovations, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Cannell Group currently beneficially owns 1,035,187 shares of the Class A common stock, par value $0.001 per share, of the Company (the “Common Stock”), which represents approximately 8.1% of the outstanding shares of Common Stock reported by the Company in its Annual Report on Form 10-Q for the three months ended September 30, 2017.

WHEREAS, the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Company’s Board of Directors (the “Board”), and the Board, have considered the qualification of John Fichthorn (“Fichthorn”) as a potential director of the Company and conducted such review as they have deemed appropriate.

WHEREAS, the Nominating Committee has recommended that the Board expand the Board to eight (8) individuals and appoint Fichthorn as a director of the Company with a term expiring at the 2018 annual meeting of stockholders of the Company (the “2018 Annual Meeting”), and the Board has determined that it is in the best interests of the Company to do so on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Board Appointment.

(a) The Company’s Board shall, immediately upon execution of this Agreement, expand the Board to eight (8) individuals and appoint Fichthorn as a director of the Company with a term expiring at the 2018 Annual Meeting, effective immediately. The Company’s Board shall further nominate Fichthorn on the Company’s slate of director nominees for election at the 2018 Annual Meeting and shall solicit stockholder support for the election of Fichthorn in the same manner and to the same degree as for all other Company nominees.

(b) During the Covered Period (as defined in Section 5(a)), each of Cannell Capital and Mr. Cannell (each, a “Member”) shall, and shall cause each “affiliate” and “associate” (as such terms are defined in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such Member of the Cannell Group (collectively and individually the “Cannell Affiliates”) to, cause all shares of Common Stock beneficially owned, directly or indirectly, by it to be present for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any such meeting, (ii) against any stockholder nominations for director that are not approved and recommended by the Board for election at any such meeting, and (iii) against any proposals or resolutions to remove any member of the Board.

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(c) During the Covered Period, the Board will take all necessary steps to appoint Fichthorn as a member of the Board’s Risk and Compliance Committee of the Board. Other than as provided in the previous sentence, the Board will determine the membership of the Board’s committees in accordance with its usual practices.

2. Standstill.

(a) During the Covered Period (unless specifically otherwise requested in writing by the Company, acting through a resolution of a majority of the Company’s directors), each Member of the Cannell Group shall not, and shall cause each Cannell Affiliate not to (except as expressly set forth in this Agreement), directly or indirectly, in any manner, alone or in concert with others:

(i) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined in or used under the Exchange Act and Regulation 14A thereunder) or consents to vote, or seek to advise, encourage or influence (including, for the avoidance of doubt, by encouraging or participating in any “withhold” or similar campaign) any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) with respect to the election or removal of directors or stockholder proposals, or become a “participant” (as such term is defined in or used under the Exchange Act and Regulation 14A thereunder) in any contested solicitation for the election of directors with respect to the Company (other than a solicitation or acting as a participant in support of all of the nominees of the Board at any stockholder meeting) or make, be the proponent of or cause any person to initiate any stockholder proposal pursuant to Rule 14a-8 under the Exchange Act, the Company’s Bylaws or otherwise;

(ii) (A) call, seek to call or request the call of any meeting of stockholders, including by written consent, (B) seek representation on, or nominate any candidate to, the Board, or (C) seek the removal of any member of the Board;

(iii) take any action in support of or make any proposal or request that constitutes advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors, the removal of any directors, or to fill any vacancies on the Board;

(iv) make any public disclosure, announcement or statement that is inconsistent with the provisions of this Agreement. For the avoidance of doubt, nothing herein shall be deemed to limit in any way the ability of the Cannell Group to make required filings with the SEC, including amendments to its Schedule 13D or, if appropriate, conversion to a Schedule 13G; or

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(v) make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement other than in a nonpublic and confidential manner and which nonpublic and confidential request could not reasonably be expected by the Company to require public disclosure by any party hereto.

(b) Nothing in this Section 2 shall restrict the ability of members of the Cannell Group from making private statements to members of the Board or senior members of management of the Company in a manner that would not be likely to lead to public disclosure by any person of such statements. Furthermore, notwithstanding the foregoing, but subject to Section 6 hereof, nothing in this Agreement shall prohibit or restrict the members of the Cannell Group from taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over the members of the Cannell Group or any of their respective Affiliates or Associates.

For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

3. Representations of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles.

4. Representations of the Cannell Group. Each Member of the Cannell Group, jointly and severally, represents and warrants as follows: (a) each Member of the Cannell Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, (b) this Agreement has been duly and validly authorized, executed and delivered by each Member of the Cannell Group, constitutes a valid and binding obligation and agreement of each Member of the Cannell Group and is enforceable against each Member of the Cannell Group in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles, and (c) the Cannell Group, together with the Cannell Affiliates, beneficially owns, directly or indirectly, an aggregate of 1,033,545 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the Cannell Group and the Cannell Affiliates or in which the Cannell Group or the Cannell Affiliates have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise.

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5. Term.

(a) This Agreement is effective as of the date hereof and shall remain in full force and effect for the period (the “Covered Period”) commencing on the date hereof and ending on August 15, 2018; provided that if (i) the Company has materially breached the terms of this Agreement and has failed to cure such breach within 15 calendar days following written notice from the Cannell Group to the Company describing such breach in reasonable detail or (ii) any Member of the Cannell Group has materially breached the terms of this Agreement and has failed to cure such breach within 15 calendar days following written notice from the Company to such Member of the Cannell Group describing such breach in reasonable detail, then the Cannell Group (in the case of any breach by the Company) or the Company (in the case of any breach by any Member of the Cannell Group) may terminate this Agreement on written notice to the other parties hereto, and this Agreement shall terminate, and the Covered Period shall end, on the date on which such notice is deemed to be given in accordance with Section 9.

(b) The provisions of Section 7 through Section 14 shall survive the termination of this Agreement. The termination pursuant to Section 5(a) shall not relieve any party hereto from liability for any breach of this Agreement prior to such termination.

6. Public Announcement and SEC Filing.

(a) Neither the Company nor the Members of the Cannell Group will issue a press release or public announcement regarding this Agreement; provided, however, that: (i) the Company may file a Form 8-K disclosing and attaching the Agreement and the Company may file a press release announcing the addition of Fichthorn to the Board and stating that the parties have entered into this Agreement; and (ii) the Cannell Group may file an Amended Schedule 13D disclosing and attaching the Agreement.

(b) Each of the Company and the Members of the Cannell Group covenants and agrees that, during the Covered Period, neither it nor any of its respective subsidiaries, affiliates (including, for the avoidance of doubt, with respect to the Cannell Group, the Cannell Affiliates), successors, assigns, officers, key employees or directors shall in any way, in and limited to any on-line publications, SEC filings, press releases, print media, public interviews, or news interviews, disparage (or cause to be disparaged), attempt to discredit, make derogatory statements with respect to, or otherwise call into disrepute, the other parties to this Agreement or such other parties’ subsidiaries, affiliates, successors, assigns, officers (including any current, future or former officer of a party or a party’s subsidiaries), directors (including any current, future or former director of a party or a party’s subsidiaries), employees, agents, attorneys or representatives, or any of their practices, procedures, business operations, products or services, in any manner. The restrictions in this Section 6(b) shall not (i) apply in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, in each case, to the extent required or (ii) prohibit any person from reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

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7. Specific Performance; Forum; Choice of Law. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in Teton County, Wyoming (collectively, the “Courts”), in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms of this Agreement by way of equitable relief. Furthermore, each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of the Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Courts, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Courts, (d) waives the right to trial by jury, and (e) consents to service of process by the United States Postal Service or a reputable overnight mail delivery service, in each case, signature requested, to the address set forth in Section 9 of this Agreement or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITH RESPECT TO VALIDITY, INTERPRETATION, EFFECT AND ENFORCEMENT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

8. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

9. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served when actually received during normal business hours at the address specified in this Section 9:

If to the Company:	Health Insurance Innovations, Inc.
15438 N. Florida Avenue, Suite 201
Tampa, Florida 33613
	Attention:	Chief Executive Officer Chief Financial Officer

If to a Member of the Cannell Group: Cannell Capital LLC

245 Meriwether Circle
Alta, WY 83414
	Attention:	J. Carlo Cannell

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10. Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

11. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12. Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

13. No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

14. Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References herein to either gender include the other gender. Any agreement, instrument, law, rule, regulation or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule, regulation or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement, and that it has executed and delivered the same with the advice of such counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Appointment and Standstill Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

HEALTH INSURANCE INNOVATIONS, INC.

/s/ Gavin D. Southwell
Gavin D. Southwell,
President and Chief Executive Officer

CANNELL CAPITAL LLC

/s/ J. Carlo Cannell
J. Carlo Cannell, Managing Member

/s/ J. Carlo Cannell
J. Carlo Cannell

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